FOUR FUNDS INVEST $5 MILLION
                     IN RESEARCH FRONTIERS

Woodbury, New York   February 14, 2005.  Four U.S.-based
funds have invested $5 million in Research Frontiers Incorporated (Nasdaq: REFR), the developer and licensor of SPD-Smart light-control film technology. The funds have purchased one million shares of Research Frontiers common stock for $5 million, and will also receive five-year warrants to purchase 200,000 shares of common stock at an exercise price of $7.50 per share. These securities were sold pursuant to Research Frontiers' effective shelf-registration statement filed with the SEC, and the proceeds will be used by Research Frontiers to fund the development of its next-generation SPD light-control film technology, and for working capital and general corporate purposes.

"This funding will help us continue to improve the performance of SPD technology, and to help our 34 licensees across the world roll out SPD chemical, film and end-products," noted Joseph M.
Harary, President of Research Frontiers. "We are particularly pleased to be able to undertake a financing with this caliber of institutional investors. It underscores the evolution of our business, and the SPD industry that is rapidly developing around the world."

SPD film has wide applicability in a variety of SPD-Smart products including architectural, automotive, aircraft and marine windows, as well as in instantly adjustable variable tint eyewear such as sunglasses or ski goggles. In a window, sunroof, or other product using VaryFast SPD-Smart technology, the user can manually or automatically "tune" the amount of light, glare and heat coming into a home, office, aircraft, train or other vehicle. SPD-Smart windows, which can reduce energy consumption, also block over 99% of harmful ultraviolet (UV) radiation to protect occupants and prevent the fading of carpets, furniture, and artwork. Additional information about SPD-Smart windows and other products can be found at www.SmartGlass.com.

About SPD Technology and Research Frontiers Incorporated

Research Frontiers Incorporated develops and licenses suspended particle device (SPD) technology used in VaryFast SPD-
Smart light-control glass and plastic products. SPD technology, made possible by a flexible light-control film invented by Research Frontiers, allows the user to instantly and precisely control the shading of glass or plastic, either manually or automatically. SPD technology has numerous product applications, including: SPD-
Smart windows, sunshades, skylights and interior partitions for homes and buildings; automotive windows, sunroofs, sunvisors, sunshades, rear-view mirrors, instrument panels and navigation systems; aircraft windows; eyewear products; and flat panel displays for electronic products.

SPD-Smart film technology was awarded a "Best of What's New Award" from Popular Science magazine for home technology and was also named by the Society of Automotive Engineers' Aerospace Engineering magazine as one of the top new technologies. SPD technology is covered by over 400 patents and patent applications held by RFI worldwide. Currently 34 companies are licensed to use Research Frontiers' patented SPD light-control technology in emulsions, film, or end products. Information about Research Frontiers and its licensees can be found at www.SmartGlass.com.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. SPD-SmartTM, VaryFastTM, Powered by SPDTM, The View of the
Future   Everywhere You LookTM and Visit SmartGlass.com - to
change your view of the world  are trademarks of Research
Frontiers Incorporated.

Contact:

Research Frontiers Incorporated
Joseph M. Harary, President
Patricia A. Bryant, Manager of Investor Relations
516-364-1902
info@SmartGlass.com